EXHIBIT 10j

November 15, 1996

Mr. William V. Higdon
2581 Wimbledon Park Blvd.
Toledo, OH  43617

TITLE:           Corporate Vice President, Chief Information Officer

REPORTING
RELATIONSHIP:    Reports to the President and Chief Executive Officer of
                 General Housewares Corp.

SCOPE OF
RESPONSIBILITY:  Management responsibility for Information Systems and
                 Services of the Company.

BASE SALARY:     $165,000 per year.

INCENTIVE
COMPENSATION:    Participate in corporate-wide incentive compensation plan
                 with top-end awards of 68% of base salary assuming corporate goals are met.

                 For 1996, you will be included in the incentive compensation plan now in effect on a pro-rated basis. Assuming your start date is December 1, 1996, and the maximum goals were achieved, you would receive 68% of your salary earned from December 1, until December 31, 1996.

                 Alternatively, in the event that leaving your present job will nullify an opportunity you have to earn a bonus based on our 1996 performance, we would pay you a signing bonus based on our mutual estimate of your 1996 bonus with Merillat.

STOCK
OPTIONS: An option of 10,000 shares at the market value on your date of employment will be granted by the Compensation Committee of the Board of Directors.

RESTRICTED
STOCK: 3,000 shares of restricted stock at no cost to you which will vest 2/3 twelve months from your date of employment and 1/3 twelve months later will be granted by the Compensation Committee of the Board of Directors.

LIFE
INSURANCE:       Group Life and Accidental Death and Dismemberment insurance coverage, both at 3 1/2 times base salary, not to exceed
                 $500,000 without proof of insurability, plus an additional
                 $500,000 death benefit for Travel Accident Coverage and a scheduled portion thereof for dismemberment. Employee contributes toward coverage.

LONG-TERM
DISABILITY:      Insured coverage for 60% of base salary up to a maximum of
                 $11,000 per month to age 65, effective six months after disability occurs. Yearly premiums to be paid by you.

MEDICAL PLAN/
DENTAL PLAN:     Between regular group and supplemental key management plans, the Company pays 100% of medical and dental expenses for you and your eligible dependents. Employee contributes approximately 20% toward basic coverage.

401(K) SAVINGS
PLAN: After one year of employment, you are eligible to join our 401(K) plan at the beginning of the first quarter following your one year anniversary. Company matches 50% of contribution up to 6% of salary, subject to government cap.

PENSION
PLAN: Per Plan. Retirement income after 25 years of service approximates 50% of five highest consecutive years of salary and incentive compensation out of the last ten years of employment, including social security benefits. The GHC pension plan vests in five years. For purposes of your pension calculation, each year of service will be credited to your pension at 1.5 years for both the vesting period and credited service with a portion of your benefit being provided for through a Company sponsored Supplemental Executive Retirement Plan (SERP).

MOVING
EXPENSES:        The Company will pay 100% of all moving costs and up to three months of interim personal living expenses associated with your move to Terre Haute. This includes personal commuting costs as well as housing in Terre Haute prior to your move.

AUTOMOBILE:      You are entitled to a car lease allowance of $575.00 per
                 month, to be applied in full or in part to a car of your choice. All maintenance expenses, replacement parts
                 (tires, etc.), gasoline and oil, and automobile insurance, are paid for by GHC.

CLUB
MEMBERSHIPS:     You are entitled to initiation fees and dues to the Country
                 Club of Terre Haute and to the MVP Club in the Boston
                 Connection.

SEVERANCE:       If the Company terminates your employment at any time during the first six months of your employment at GHC, you will be eligible for six months of severance as well as any portion of management bonus accruing to officers of the Company.
                 In the event that the Company decides to terminate your employment after six months, you would receive severance payments (as defined below) equalling your tenure at GHC, up to one full year. For example if we part company after seven months, you would receive seven months of severance; eight months, eight months, etc., up to a full year.

                 After one full year, the severance is capped at one year of salary and whatever portion of the management bonus is applicable. Acceptance of this arrangement constitutes an agreement by you not to pursue further remedies against GHC in the event of your termination by the Company.

EFFECTIVE
DATE: December 1, 1996. GHC would be delighted to have you join the Company as soon as you can. Obviously, we want you to be as comfortable as possible with your move to GHC, and offer you the opportunity to come to Terre Haute with your wife and evaluate the housing situation. Please call me as soon as you receive this and we will set up a time for you to come and arrange accommodations, dinner plans, etc.


Sincerely,



ACCEPTED:

/s/ William V. Higdon
    November 17, 1996